EXHIBIT 99.1

City National Corporation Declares Preferred Stock Dividends

LOS ANGELES, Oct. 19, 2015 (GLOBE NEWSWIRE) -- City National Corporation (NYSE:CYN) today announced that it has declared cash dividends on its outstanding series of preferred stock.

A quarterly cash dividend of $13.75 per share was declared on its 5.50% Non-Cumulative Perpetual Preferred Stock, Series C (equivalent to $0.34375 per related depositary share), payable on November 13, 2015 to shareholders of record on October 30, 2015.

A quarterly cash dividend of $16.875 per share was declared on its 6.750% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series D (equivalent to $0.421875 per related depositary share), payable on November 9, 2015 to shareholders of record on October 30, 2015.

About City National

City National Corporation (NYSE:CYN) has $33.8 billion in assets. The company's wholly owned subsidiary, City National Bank, provides banking, investment and trust services through 75 offices, including 16 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada, New York City, Nashville and Atlanta. City National and its investment affiliates manage or administer $61.1 billion in client investment assets, including $47.7 billion under direct management.

On January 22, 2015, City National announced plans to merge with Royal Bank of Canada.  The merger has been approved by U.S. and Canadian regulators and is expected to close on November 2, 2015, subject to the satisfaction of customary closing conditions.

For more information about City National, visit the company's website at cnb.com.

CONTACT: Investor Contact:
         Christopher J. Carey, 310.888.6777
         Chris.Carey@cnb.com

         Media Contact:
         Cary Walker, 213.673.7615
         Cary.Walker@cnb.com